Exhibit 10.1

September 27, 2023

John W. Gibson, Jr.

*******

Dear John:

We are pleased to offer you the position of President at Nauticus Robotics. This offer of employment and its commitments supersedes anything communicated to you, orally or in writing, as part of any other communication about your employment with Nauticus Robotics. This employment offer does not affect your role as a board member of the Company; you will continue in the capacity but will no longer be independent and will be removed from the Audit Committee. This offer of employment is also contingent on your satisfactory completion of certain requirements, as explained below in this letter.

Listed below is more information about the offer:

■	Target Start Date: October 1, 2023

■	Position Title: President

■	Duties: See Annex 1

■	Reports to: CEO

■	Work Location: Webster, Texas office

■	Classification: Full Time

■	Exemption Status: Exempt; not eligible for overtime pay

■	Base Salary: Not less than $120,000.00 annually, payable bi-weekly and subject to all withholdings and deductions as required by law.

■	Sign-On Equity Bonus: A sign-on equity grant of $222,000.00 (the “Sign-On Grant’’) will be issued as soon as possible after your start date. The Sign-On Grant will be made in restricted stock units, calculated using the 20- day VWAP for the per unit price on the grant date, and subject to the terms and conditions of the applicable equity grant agreement and the Nauticus Robotics, Inc. 2022 Omnibus Incentive Plan, as may be amended from time to time (the “Plan”). The Sign-On Grant shall fully vest on the one-year anniversary of your start date.

■	Short-Term Incentive Bonus Eligibility: Beginning in fiscal year 2024, you will be eligible to participate in the Company’s short-term incentive bonus plan on the same terms and conditions as the Company’s CEO or other most senior executives and subject to performance metrics to be established by the Board of Directors. Any short-term incentive bonus with respect to a particular fiscal year will be paid within three months following the end of the year. Subject to the severance provisions discussed below, you must remain continuously employed through the short-term incentive bonus payment date to be eligible to receive a payment for that particular fiscal year.

■	Long-Term Incentive Bonus Eligibility: Beginning in fiscal year 2024, you will be eligible for a target long-term incentive bonus, on the same terms and conditions as the Company’s CEO or other most senior executives, made in restricted stock units, calculated using the 20-day VWAP for the per unit price on the grant date, and subject to performance metrics to be determined. Such grants will be made in conjunction with other long-term equity grants made to executives of the Company, subject to the terms and conditions of the applicable equity grant agreement and the Plan.

■	Success bonus: At the conclusion of your employment with the Company, you will be eligible for a success based bonus of no more than $684,000.00 (“Success Bonus”). The actual Success Bonus earned will be determined at the sole discretion of the Board of Directors. Any Success Bonus earned may be paid in a combination of cash and equity in the manner determined by the Board of Directors in its sole discretion. If your Success Bonus is partially settled in equity or equity-based awards, such awards will be subject to the terms of the Plan and any applicable award agreement.

■	Board Retainer: You will continue to receive your base Board of Directors retainer and any additional committee retainers you are eligible to receive. The Board of Directors retainer(s) may be paid in a combination of cash and equity in the manner determined by the Board of Directors in its sole discretion.

■	Severance: Notwithstanding the Company’s Severance Plan, as adopted by the Company’s Board of Directors on April 3, 2023 (as may be amended from time to time), you will be eligible for the severance benefits summarized in Annex 2 attached hereto. For the avoidance of doubt, the Company’s adopted Severance Plan shall not apply to your employment.

■	Corporate Housing: As a condition of your employment, you will work from the Company’s office in Webster, Texas. The Company will not pay relocation expenses but shall provide to you, at no cost, corporate housing in the form of either a furnished corporate apartment or long-term stay hoteling.

■	Expenses: The Company shall pay all documented costs and expenses incurred by you in connection with the negotiation and execution of this offer letter; provided, however, the obligation of the Company for such costs and expenses shall not exceed $25,000.00.

■	Health and Wellness Benefits: You will be eligible to participate in benefit plans and programs in effect from time to time in accordance with and subject to the eligibility and other provisions of those plans and programs. The Company reserves the right to modify or terminate these benefits from time to time. A summary of currently available benefits is enclosed with this letter. Assuming the target start date identified above, you will be eligible for benefits on November 1, 2023.

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, wlth or without notice, and for any reason or no particular reason. Although your benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Please be aware that this offer of employment is contingent upon: (i) satisfactory completion of a background check, (ii) your execution of the Company’s policy acknowledgments and confidentiality agreement to be executed prior to commencing work, and (iii) verification of your right to work in the United States, as demonstrated by your completion of an 1-9 form upon hire and your submission of acceptable documentation (as noted on the 1-9 form) verifying your identity and work authorization within three days of your start date.

In addition, for the purposes of complying with federal export control regulations, new hires are required to complete the Nauticus Robotics Export Control screening process. This offer of employment and your continued employment (if applicable) with Nauticus Robotics is therefore also contingent upon your capacity to meet the federally mandated requirements of U.S. export control laws.

By accepting this offer, you confirm that you are able to accept this job and carry out the work involved without breaching any legal restrictions on your activities, such as restrictions imposed by a current or former employer. You also confirm that you have informed Nauticus Robotics about any restrictions, including providing copies of any agreements between you and your current or former employer describing any such restrictions on your activities.

All of us at Nauticus Robotics are excited about the prospect of you joining our team. If you have any questions about the above details, please do not hesitate to reach out to me. If you wish to accept this position, please sign below and return this offer of employment to Ciara Campbell, VP-Human Resources (**********). This offer is open for you to accept until 5 PM CST on September 30, 2023, at which time it will expire and be deemed withdrawn.

Sincerely,

/s/ Nicolas Radford
Chief Executive Officer
Nauticus Robotics

I accept the offer as outlined above. I have read and understand all the terms of the offer of employment set forth in this letter and accept each of those terms. I also understand and agree that my employment is at-will and, with the exception of a subsequent written agreement signed by an authorized Nauticus Robotics officer, no statements or communications, whether oral or written, will modify my at-will employment status.

John W. Gibson, Jr.	/s/ John W. Gibson, Jr.	29 Sept 2023
Employee (Print)	Employee (Signature)	Date

Annex 1

Duties

Jointly with the CEO & BOD, develop plans for the following:

■	Business plan to support survival

■	Business plan to support aggressive growth

■	Executive Development

■	Market Segmentation

■	Acquisition Integration

■	Cost Control

Annex 2

Severance Plan Summary

The severance benefits below are applicable (a) if the Executive is terminated by the Company for any reason other than for Cause (as defined below), then to the extent the Executive executes and does not revoke a general release of claims in favor of the Company, or (b) upon Executive’s death or disability.

Current Year Cash Bonus Treatment
Salary	Health Care Benefit Continuation	General Severance	CIC (as defined below)	Treatment of Equity
None	12 months (COBRA)	Board Discretion	Pro-rata portion of current year bonus at target performance	Accelerated vesting (PSUs paid out at target performance)

The severance benefits below are applicable if the Executive resigns for Good Reason (as defined below).

Salary	Health Care Benefit Continuation	Current Year Cash Bonus Treatment	Treatment of Equity
None	12 months (COBRA)	Pro-rata portion of current year salary from the date of termination to the one-year anniversary of the Executive’s start date	‘Accelerated vesting (PSUs paid out at target performance)

For purposes of this Annex 2:

“Cause” means (A) Executive’s conviction of or plea of nolo contendere to a felony, any securities laws, or a crime involving moral turpitude; (B) Executive’s conviction of or plea of nolo contendere to fraud, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or its affiliates or subsidiaries (the “Company Group” and each a “Company Group Member”); (C) Executive’s material and persistent failure to perform Executive’s lawful duties or responsibilities for the Company Group (other than by reason of disability); (D) Executive’s refusal to comply with any lawful policy of the Company or reasonable directive of the Board or its designee; (E) Executive’s commission of acts or omissions constituting gross negligence in the performance of any aspect of Executive’s lawful duties or responsibilities which have or may be expected to have an adverse effect on the Company Group; or (F) Executive’s material violation or breach of any restrictive covenant or any material term of this offer of employment. Notwithstanding the foregoing, no Cause shall exist unless (i) the Company has provided the Executive written notice detailing the event constituting Cause within thirty (30) days of the Company obtaining knowledge of such event, and, to the extent the event is reasonably susceptible to cure, the Executive does not cure such event within thirty (30) days of the receipt of such notice; and (ii) a resolution finding that Cause exists has been approved by a majority of all of the members of the Board.

“CIC” shall have the meaning as defined in the Plan.

“Good Reason” shall mean any of the following: (a) a material diminution in the Executive’s authority, duties, or responsibilities; (b) any requirement that the Executive report to someone other than the CEO; (c) any reduction in Executive’s base salary (except for a decrease in connection with any across-the-board reduction impacting substantially all executives of the Company); (d) the imposition of any requirement that the Executive be permanently based more than 35 miles from Houston, Texas; or (e) any willful and material breach of this offer of employment by the Company. Notwithstanding the foregoing, no Good Reason shall exist unless the Executive has provided the Company written notice detailing the event constituting Good Reason within thirty (30) days of the Executive obtaining knowledge of such event and, to the extent the event is reasonably susceptible to cure, the Company does not cure such event within thirty (30) days of the receipt of such notice.